Exhibit 10.41

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered by and between Flash Motors, Inc., an Arizona corporation ("Seller"), and Colfax Financial Corporation, a Utah corporation ("Buyer").

RECITALS

A.

Seller desires to sell and Buyer desires to buy all of the assets used in or relating to financing loans and all other businesses conducted by Seller at the following location (the "Location") and assume the office lease at the following Location:

           7607 East McDowell Road, Scottsdale, Arizona 85257

(the business operations conducted by Seller at any location being collectively referred to herein as the "Business"), subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.1

Assets.  Subject to the terms and conditions contained herein, at the Closing, as defined herein, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase, receive and accept from Seller, the Business as a going concern, and all of Seller's right, title and interest in and to all assets of every kind, character and description (other than assets specifically excluded in this Agreement) which are related to or used or useful in connection with the conduct and operation of Business, whether tangible or intangible and wherever located, whether or not reflected on the Seller’s financial statements, as such assets may exist on the Closing Date, as defined herein (collectively referred to hereinafter as the "Assets"), including but not limited to:

(a)

all inventory of materials and supplies, and all furniture, signage, fixtures, equipment, machinery, trade fixtures, electrical installations, safes, leasehold improvements, and all other tangible assets relating to the Business of every kind and nature;

(b)

all goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customer cards, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, blueprints, data bases, supplier information and records, and all other data and know-how related to the Business, in any form or medium wherever located;

(c)

all right, title and interest of Seller in any and all intellectual property relating to the Business including without limitation, all telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights and copyright applications (in any such case, whether registered or to be registered in the United States of America, Arizona or elsewhere), assumed names, fictitious names, domain names, web addresses, web sites, all software and software licenses and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation, know-how of any kind;

(d)

all credits, prepaid expenses, advance payments and prepaid items;

(e)

all accounts previously written-off in the amount of approximately THREE MILLION DOLLARS ($3,000,000).

To the best of Seller’s knowledge, and except to the extent expressly provided herein to the contrary, all of the Assets are being sold, assigned, transferred, conveyed and delivered to Buyer hereunder free and clear of all Liens, as hereinafter defined, and are transferred to Buyer in their “as is” condition free of any specific representations or warranties as to condition or fitness for purpose.

1.2

Excluded Assets.  Seller is not selling and Buyer is not buying any of the contracts entered into by Seller prior to the Closing Date except those contracts generated by J&J which are to be purchased for a sum in addition to the Purchase Price provided for below in an amount equal to their current principal values.  Notwithstanding the above Buyer shall have the option to purchase the Glendale Car contracts for an amount equal to their then current principal values less the dealer reserves.  It is specifically understood and agreed that Buyer is not acquiring any of Seller’s liabilities associated with the assets or any other assets of Seller except as may be related to the purchase contracts and option contracts provided for herein.  Excluded assets also include the sofa in Harry March’s office and the painting of his airplane.

1.3

Liabilities Not Assumed.  Notwithstanding any other provision of this Agreement, Buyer will not assume and shall not be responsible for the payment, performance or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising.  Without limiting the foregoing, Seller, and not Buyer, shall be responsible for any and all liabilities, responsibilities, expenses and obligations relating to (a) the Business (or any part thereof) incurred, accruing or arising before the Closing Date, even if not asserted or discovered until on or after the Closing Date, (b) the Excluded Assets, and (c) the Non-Purchased Commitments.

1.4

Indemnification by Seller. Seller shall indemnify and defend Buyer and its successors and assigns and hold such Persons harmless against and from any loss, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and other costs and expenses resulting from any claim, investigation, inquiry, demand, defense or assertion (“Buyer Claims”) resulting from  the acts or omissions of Seller in regard to any of the assets which are the subject of this Agreement; provided, however, that Seller shall have no obligation hereunder with respect to Purchaser Claims directly resulting from the gross negligence or willful misconduct of Purchaser or such other Persons as may be seeking indemnification hereunder.

2.1

Purchase Price.       Subject to any adjustments set forth in this Agreement, the purchase price (the “Purchase Price”) shall be the sum of ONE  HUNDRED THOUSAND DOLLARS ($100,000.00) plus any amounts arising from the purchase of the J&J contracts referred to in paragraph 1.2.

2.2

Payment of Purchase Price.  The Purchase Price shall be payable as follows:

(a)

The sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) shall be paid to Seller at the Closing in cash, by wire transfer or by certified funds plus any amounts arising from the purchase of the J&J contracts referred in paragraph 1.2.

3.1

Closing.  Subject to the satisfaction or waiver of all applicable conditions, the closing (the "Closing") of the transactions contemplated by this Agreement shall occur on the date and at the location agreed to by Buyer and Seller.

3.2

Closing Deliveries.

(a)

Buyer's Closing Deliveries.  At the Closing, Buyer shall deliver to Seller:

(i)

the Purchase Price;

(ii)

a certified copy of resolutions, approving the terms and conditions of this Agreement and authorizing Seller's officers to execute, deliver and consummate the same for and on behalf of Seller;

(iii)

such other documents as Seller's attorney may reasonably request or are required pursuant to this Agreement.

(b)

Seller's Closing Deliveries.  At the Closing, Seller shall deliver to Buyer:

(i)

a duly executed Assignment and Bill of Sale with appropriate warranties of ownership covering the Assets, in form reasonably acceptable to the parties hereto to effectuate the transfer of the Assets to Buyer and to vest good and marketable title to the Assets in Buyer, free and clear of all liens, claims and encumbrances;

(ii)

a certified copy of resolutions, approving the terms and conditions of this Agreement and authorizing Seller's officers to execute, deliver and consummate the same for and on behalf of Seller;

(iii)

assignments to Buyer of trade names, trademarks, service marks and all other intellectual property of Seller;

(iv)

such approvals from Seller’s landlords and other lessors as may be required pursuant to any lease to which Seller is a lessee as of the date of Closing; and,

(v)

possession of the Assets; and

(vi)

such other documents as Buyer's attorney may reasonably request or are required pursuant to this Agreement.

4.1

Employees.   The Buyer shall offer employment to seven (7) of Seller’s employees, and Seller shall use its best efforts to assure the orderly transfer of those employees to Buyer.  All employees will continue to receive the same compensation as they were receiving as of the date of this Agreement, subject to such changes as Buyer may approve.  Seller shall be responsible for payment of all compensation payable to all of Seller’s employees who become employees of Buyer for the period through and including the Closing Date and shall retain all liabilities and obligations with respect to employees who are not transferred to Buyer.

5.1

Seller's Operation of the Business.   Seller will maintain and operate the business in a comparable manner to the manner in which it was operated before the Closing Date and shall operate such business on a continuous and regular basis in accordance with all local, state, federal and other laws and regulations governing the conduct of the business. This provision, however, shall not be construed to preclude the Seller from interrupting the operation of the business temporarily for a reasonable time for the purpose of making repairs, remodeling or constructing improvements, or because of any emergency or conditions reasonably beyond the Seller's control and reasonably requiring temporary cessation of operation of the business.

5.2

Buyer’s Operation of the Business.   Buyer shall fully assume all expenses related to operating the Business following the Closing.

6.1

Maintenance of Equipment.  Seller will maintain the Assets in good condition and repair, reasonable wear and tear excepted.

6.2

Insurance.  The Seller will keep the Assets fully insured against loss or damage by fire, theft, vandalism and such other hazards as the Seller may from time to time require, upon such reasonable terms and with such insurance company or companies as the Seller may from time to time approve.  In the event the Assets are damaged or destroyed prior to closing, the Seller may elect to either replace the affected Assets or to convey the insurance proceeds to Purchaser.

6.3

Right of Inspection.  Buyer, its successors or assigns, or the agents for any of the foregoing, shall have the right at all reasonable times during the Purchaser's business hours to inspect the Assets.

7.1

Closing.  Closing shall occur on November 9, 2006.  At the time of Closing, Buyer may assign its rights and obligations under this Agreement to another entity so long as the ownership of the entity acting as Purchaser is substantially similar to Purchaser’s existing ownership.

AGREED AND ACCEPTED:

Colfax Financial Corporation	Flash Motors, Inc.

by: Kenneth W. Brimmer	by: Harry March, CEO
its: Authorized Agent	its: Authorized Agent

Date: _______________________	Date: ______________________

by: Lois F. March, President
its: Authorized Agent

Date: ______________________